Exhibit 4.1

NEITHER THIS WARRANT NOR THE SECURITIES FOR WHICH THIS WARRANT IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES OR BLUE SKY LAWS.

BOXLIGHT CORPORATION

WARRANT

Warrant No. W-1	Dated: December 31, 2021

BOXLIGHT CORPORATION, a Nevada corporation (the “Company”), hereby certifies that, for value received, WhiteHawk Finance LLC, a Delaware limited liability company, or its registered assigns (the “Holder”), is entitled to purchase from the Company up to a total of 2,043,291 (subject to adjustment as provided herein) fully paid and non-assessable shares of Class A common stock, par value $0.0001 per share (the “Common Stock”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price equal to $2.00 per Warrant Share (as adjusted from time to time as provided in Section 9, the “Exercise Price”), at any time and from time to time from and after the date hereof (the “Issuance Date”) and through and including December 31, 2026 (the “Expiration Date”), and subject to the following terms and conditions.

This Warrant (this “Warrant”) is being issued pursuant to that certain Credit Agreement, dated as of the date hereof among the Holder, the other lenders named therein, the Company and the Guarantors listed on the signature page thereof (as amended, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined below, all capitalized terms, when used herein, shall have the same meaning as they are defined in the Credit Agreement.

1.          Definitions. In addition to the terms defined elsewhere in this Warrant, capitalized terms that are not otherwise defined herein shall have the meanings set forth below:

(a)          “Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

(b)          “Change of Control” shall have the same meaning as that term is defined in the Credit Agreement.

(c)          “Closing Date” means December 31, 2021.

(d)          “Closing Price” means, for any security as of any Trading Day, the last trade price for such security on the Eligible Market on which the such security is then traded, or, if such Eligible Market begins to operate on an extended hours basis and does not designate the last trade price, then the last trade price of such security prior to 4:00 p.m., New York City time, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg L.P., or, if no last trade price is reported for such security by Bloomberg L.P., the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (or any similar organization or agency succeeding to its functions of reporting prices). If the Closing Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder acting reasonably. If the Company and the Holder are unable to agree upon the fair market value of such security, then the fair market value shall be determined by an appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be final and binding on the Company and the Holder, and the fees and expenses of such appraiser shall be paid by the Company; provided that, if such appraiser determines that the actual fair market value is (i) less than ten percent (10%) less than the fair market value as determined by the Company, and (ii) closer to the fair value as determined by the Company than to the fair value as determined by the Holder, then such fees and expenses shall be paid by the Holder. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(e)          “Commission” means the U.S. Securities and Exchange Commission.

(f)          “Convertible Securities” means any stock or securities directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(g)          “Eligible Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: The NASDAQ Global Market, The NASDAQ Global Select Market, The NASDAQ Capital Market, the New York Stock Exchange, NYSE Arca or the NYSE MKT (or any successor to any of the foregoing).

(h)          “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

(i)          “Excluded Securities” means the issuance of (i) Common Stock upon the conversion of any Convertible Securities or Options outstanding as of the Closing Date or any Convertible Securities or Options the proceeds of which are used to reduce Indebtedness under the Credit Agreement that is required to be reduced on or prior to February 28, 2022, pursuant to the terms (including price) of such Convertible Securities or Options, as applicable, as of the Closing Date) (other than Common Stock issuable upon conversion of the Series B Preferred Stock and the Series C Preferred Stock), (ii) Common Stock as a dividend on the Common Stock distributed pro rata to the holders thereof as set forth in Section 9(a)(i) below, (iii) Options (and the issuance of Common Stock upon exercise thereof) or restricted stock of the Company to employees, officers, or directors of the Company pursuant to a stock option plan, restricted stock agreement or other incentive stock plan or pursuant to any employee benefit plan, in each case as in effect on the Closing Date, (iv) Common Stock issued in connection with any Permitted Acquisition as defined in the Credit Agreement, and (v) the Warrant Shares.

(j)          “Options” means any rights, warrants or options to, directly or indirectly, subscribe for or purchase Common Stock or Convertible Securities.

(k)          “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(l)          “Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition).

(m)          “Prospectus” means the prospectus included in a Registration Statement.

(n)          “Qualified Equity Interests” shall have the same meaning as that term is defined in the Credit Agreement.

(o)          “Registration Statement” means a registration statement of the Company filed under the Securities Act that covers the resale of the Warrant Shares and other Registrable Securities pursuant to the Registration Rights Agreement.

(p)          “Rule 144,” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

(q)          “Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

(r)          “Trading Day” means (a) any day on which the Common Stock is listed or quoted and traded on its primary Trading Market, or (b) if the Common Stock is not then listed or quoted and traded on any Trading Market, then any Business Day.

(s)          “Trading Market” means The NASDAQ Capital Market or any other primary Eligible Market or national securities exchange on which the Common Stock is then listed or quoted.

(t)          “VWAP” means, on any particular Trading Day or for any particular period, the volume weighted average trading price per share of Common Stock on such Trading Day or for such particular period on the Eligible Market on which the Common Stock is then traded as reported by Bloomberg L.P., through its “Volume at Price” functions, or any successor performing similar functions, or, if the foregoing does not apply, the average of the highest bid and the lowest ask prices of the Common Stock on the OTC Bulletin Board or, if none of the foregoing applies, the average of the highest bid and the lowest ask prices of the Common Stock of any of the market makers for the Common Stock as reported in the “pink sheets” by OTC Markets Group Inc. (or any similar organization or agency succeeding to its functions of reporting prices); provided, however, that during any period the VWAP is being determined, the VWAP shall be subject to adjustment from time to time for stock splits, stock dividends, combinations and similar events as applicable.

2.          Registration of Warrant. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

3.          Registration of Transfers. This Warrant and all rights hereunder are transferable in whole or in part upon the books of the Company by the Holder hereof; provided, however, that the transferee shall agree in writing to be bound by the terms and subject to the conditions of this Warrant. The Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached hereto duly completed and signed, to the Company at its address specified herein. Upon any such registration or transfer, a new warrant to purchase Common Stock, in substantially the form of this Warrant (any such new warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Warrant. The Company shall prepare, issue and deliver at its own expense any New Warrant under this Section 3.

4.          Exercise and Duration of Warrants.

(a)          Subject to the limitations set forth in Section 12 hereof, this Warrant shall be exercisable by the registered Holder at any time and from time to time on or after the Issuance Date to and including the Expiration Date. At 5:30 P.M., New York City time on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value. Notwithstanding anything to the contrary herein, the Expiration Date shall be extended in accordance with Section 14 hereof.

(b)          The Holder may exercise this Warrant by delivering to the Company (i) an exercise notice, in the form attached hereto (the “Exercise Notice”), appropriately completed and duly signed, and (ii) payment of the Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised (which may take the form of a “cashless exercise” if so indicated in the Exercise Notice (a “Cashless Exercise”)), and the date such items are delivered to the Company (as determined in accordance with the notice provisions hereof) will be deemed an “Exercise Date.” The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares. The Holder shall deliver the original Warrant to the Company within thirty (30) days after the full exercise of this Warrant, provided, that the Holder’s failure to so deliver the original Warrant shall not affect the validity of such exercise or any of the Company’s obligations under this Warrant and the Company’s sole remedy for the Holder’s failure to deliver the original Warrant shall be to obtain an affidavit and indemnity of lost warrant from the Holder.

(c)          The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant pursuant to the terms hereof.

5.          Delivery of Warrant Shares.

(a)          Subject to Section 5(c) below and the limitations set forth in Section 12, upon exercise of this Warrant, the Company shall promptly (but in no event later than two (2) Trading Days after the Exercise Date) credit the Holder’s balance account with DTC for the Warrant Shares issuable upon such exercise or at the Holder’s option issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate for the Warrant Shares issuable upon such exercise, in either case, free of restrictive legends unless a Registration Statement covering the resale of the Warrant Shares and naming the Holder as a selling stockholder thereunder is not then effective and the Warrant Shares are not freely transferable without volume restrictions pursuant to Rule 144. The Holder, or any Person so designated by the Holder to receive Warrant Shares, shall be deemed to have become holder of record of such Warrant Shares as of the Exercise Date. If within two (2) Trading Days after the Exercise Date, the Company shall fail to credit the Holder’s balance account with DTC for the number of Warrant Shares to which the Holder is entitled upon the Holder’s exercise hereunder or at the Holder’s option issue and deliver a certificate to the Holder and register such Warrant Shares on the Company’s share register, then, in addition to the rights set forth in Section 5(c) below and the right to obtain specific performance, the Company shall pay in cash to the Holder on each day after such second (2nd) Trading Day that the issuance of such Warrant Shares is not timely effected an amount equal to one percent (1%) of the product of (A) the aggregate number of Warrant Shares not issued to the Holder on a timely basis and to which the Holder is entitled and (B) the Closing Price of the Common Stock on the Trading Day immediately preceding the last possible date on which the Company could have issued such Warrant Shares to the Holder without violating Section 5(a).

(b)          Subject to Section 5(c) below and the limitations set forth in Section 12 hereof, this Warrant is exercisable, either in its entirety or, from time to time, for a portion of the number of Warrant Shares. Upon surrender of this Warrant following one or more partial exercises, the Company shall issue or cause to be issued, at its expense, a New Warrant evidencing the right to purchase the remaining number of Warrant Shares.

(c)          In addition to any other rights available to a Holder, if the Company fails to credit the Holder’s balance account with DTC for the number of Warrant Shares to which the Holder is entitled upon the Holder’s exercise hereunder or at the Holder’s option deliver or cause to be delivered to the Holder a certificate representing Warrant Shares by the second (2nd) Trading Day after the Exercise Date, and if after such second (2nd) Trading Day the Holder or any person acting on its behalf purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within two (2) Business Days after the Holder’s request and at the option of the Holder (in its sole discretion), either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased by or on behalf of the Holder (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Warrant Shares) shall terminate, or (ii) promptly honor its obligation to credit the Holder’s balance account with DTC for the number of Warrant Shares to which the Holder is entitled upon the Holder’s exercise hereunder or at the Holder’s option deliver to the Holder a certificate or certificates representing such Warrant Shares and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Warrant Shares, times (B) the Closing Price on the date such crediting of the Holder’s balance account with DTC should have occurred hereunder or such certificate should have been delivered hereunder.

(d)          The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms and subject to the conditions hereof (including, but not limited to the proper exercise of this Warrant) are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares (other than such limitations contemplated by this Warrant). Nothing herein shall limit the Holder’s right to pursue a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

6.          Charges, Taxes and Expenses. Issuance and delivery of shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such shares, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the transfer of any Warrant or Warrant Shares or the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder or an affiliate thereof.

7.          Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures as the Company may prescribe.

8.          Reservation of Warrant Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 9). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable. The Company represents and warrants that the Warrant Shares, when issued and paid for in accordance with the terms of this Warrant, will be issued free and clear of all security interests, claims, liens and other encumbrances arising through the Company, other than restrictions imposed by applicable securities laws. The Company will take all such action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation by the Company of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the Common Stock may be listed.

9.          Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9.

(a)          Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be adjusted to equal the product of (x) the existing Exercise Price multiplied by (y) a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b)          Pro Rata Distributions. If the Company, at any time while this Warrant is outstanding, distributes to holders of Common Stock (and not to the Holder of this Warrant or any transferee in respect of its or their ownership thereof) (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) cash or any other asset (in each case, “Distributed Property”), then in each such case the Exercise Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution shall be adjusted (effective on such record date) to equal the product of such Exercise Price times a fraction of which the denominator shall be the average of the Closing Prices for the five (5) Trading Days immediately prior to (but not including) such record date and of which the numerator shall be such average less the then fair market value of the Distributed Property distributed in respect of one (1) outstanding share of Common Stock, as determined by the Company’s independent certified public accountants that regularly examine the financial statements of the Company, or if such certified public accountants will not or cannot make such determination, a nationally recognized independent accounting firm or investment bank without any material relationship with the Company selected by the Board of Directors of the Company and approved by Holder (which approval will not be unreasonably withheld, conditioned or delayed) (an “Appraiser”). In such event, the Holder, after receipt of the determination by the Appraiser, shall have the right to select an additional appraiser (which shall be a nationally recognized accounting or investment banking firm), in which case such fair market value shall be deemed to equal the average of the values determined by each of the Appraiser and such appraiser. As an alternative to the foregoing adjustment to the Exercise Price, at the request of the Holder delivered before the 90th day after such record date, the Company will deliver to such Holder, within five (5) Trading Days after such request (or, if later, on the effective date of such distribution), the Distributed Property that such Holder would have been entitled to receive in respect of the Warrant Shares for which this Warrant could have been exercised immediately prior to such record date. If such Distributed Property is not delivered to a Holder pursuant to the preceding sentence, then upon expiration of or any exercise of the Warrant that occurs after such record date, such Holder shall remain entitled to receive, in addition to the Warrant Shares otherwise issuable upon such exercise (if applicable), such Distributed Property. The request shall be delivered in accordance with the notice provisions in Section 13.

(c)          Fundamental Transactions. If, at any time while this Warrant is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets and properties, including the assets and securities of its direct and indirect subsidiaries, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of at least 50% of the Common Stock (excluding any shares held by the Person(s) making such tender or exchange offer) tender or exchange their shares for other securities, cash or property, (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 9(a) above), or (v) there is a Change of Control (in any such case, a “Fundamental Transaction”), then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon such exercise of this Warrant (the “Alternate Consideration”). The aggregate Exercise Price for this Warrant will not be affected by any such Fundamental Transaction, but the Company shall apportion such aggregate Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant. The Company shall notify the Holder, in writing, of such Fundamental Transaction at least five (5) Business Days prior to the closing of such Fundamental Transaction (the “Fundamental Transaction Notice”), which written notice shall describe the economic terms of the Fundamental Transaction (including the Alternate Consideration issuable upon exercise of this Warrant). In the event of a Fundamental Transaction, the Company or the successor or purchasing Person, as the case may be, shall execute with the Holder a written agreement providing that:

(x)          this Warrant shall thereafter entitle the Holder to purchase the Alternate Consideration in accordance with this Section 9(c),

(y)          in the case of any such successor or purchasing Person, upon such consolidation, merger, statutory exchange, combination, sale or conveyance such successor or purchasing Person shall be jointly and severally liable with the Company for the performance of all of the Company’s obligations under this Warrant, and

(z)          if registration or qualification is required under the Securities Act, the Exchange Act or applicable state law for the public resale by the Holder of shares of stock and other securities so issuable upon exercise of this Warrant, such registration or qualification shall be completed prior to such reclassification, change, consolidation, merger, statutory exchange, combination or sale.

If, in the case of any Fundamental Transaction, the Alternate Consideration includes shares of stock, other securities, other property or assets of a Person other than the Company or any such successor or purchasing Person, as the case may be, in such Fundamental Transaction, then such written agreement shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holder as the Company’s board of directors shall reasonably consider necessary by reason of the foregoing. At the Holder’s request, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a New Warrant consistent with the foregoing provisions and evidencing the Holder’s right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 9(c) and insuring that the Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

Notwithstanding the foregoing paragraph or anything contained herein to the contrary, in the event of a Fundamental Transaction, at the request of the Holder delivered on or before the later to occur of (y) the end of the fifth (5th) Business Day following Holder’s receipt of the Fundamental Transaction Notice and (z) the closing of the Fundamental Transaction, the Company (or any such successor or surviving entity) will purchase this Warrant from the Holder for a purchase price, payable in cash within five (5) Trading Days after such request, equal to the sum of (1) the Black-Scholes value of the remaining unexercised portion of this Warrant on the date of the consummation of the Fundamental Transaction, without regard to any limitations on the exercise hereof (including the inability of the Holder to exercise the Warrant following a Fundamental Transaction) and (2) any Distributed Property in accordance with the last sentence of Section 9(b) above. For purposes of this paragraph, the “Black Scholes value” of the remaining unexercised portion of this Warrant through the date of consummation of the Fundamental Transaction shall be determined using the Black Scholes Option Pricing Model (e.g., the “OV” function on Bloomberg Financial Markets (“Bloomberg”)) and (i) a price per share of Common Stock equal to the greater of (x) the arithmetic average of the VWAP of the Common Stock for each of the ten (10) consecutive Trading Days immediately preceding the public announcement of the applicable Fundamental Transaction, (y) the arithmetic average of the VWAP of the Common Stock for each of the ten (10) consecutive Trading Days immediately preceding the date of consummation of the applicable Fundamental Transaction and (z) the sum of the price per share being offered in cash in the applicable Fundamental Transaction (if any) plus the per share value of the non-cash consideration being offered in the applicable Fundamental Transaction (if any), (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of the date of consummation of the applicable Fundamental Transaction and (iii) an expected volatility equal to the greater of 100% and the 100 day volatility (e.g., the HVT function on Bloomberg) determined as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction. The Holder shall have the right to verify the Black Scholes value and ensure that the Black Scholes Pricing Model and the value of the underlying inputs (volatility, risk free rate, conversion price, price per share, etc.) are materially similar to those generated by Bloomberg.

(d)          Subsequent Equity Sales.

If, at any time while this Warrant is outstanding the Company issues additional shares of Common Stock, Convertible Securities or Options (collectively, “Common Stock Equivalents”), other than Excluded Securities, at, or modifies the terms of any Common Stock Equivalents resulting in, a price (net of any rebates, discounts, fees, commissions or expenses, other than customary expenses) per share of Common Stock (the “Effective Price”) that is less than the Exercise Price (as adjusted hereunder to such date), then, the Exercise Price shall be reduced to a price determined by multiplying the Exercise Price by a fraction, the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issuance multiplied by the Exercise Price, plus (B) the Effective Price multiplied by the number of Common Stock Equivalents so issued, and the denominator of which shall be the product of (1) the sum of (A) the total number of shares of Common Stock outstanding immediately prior to such issuance plus (B) the number of Common Stock Equivalents so issued multiplied by (2) the Exercise Price. Upon the expiration or termination of any unexercised Option (or portion thereof) or any unexercised or unconverted Common Stock Equivalent (or portion thereof) for which any adjustment (either upon its original issuance or upon a revision of its terms) was made pursuant to Section 9(d)(i) (including without limitation upon the redemption or purchase for consideration of all or any portion of such Common Stock Equivalent by the Company), the Exercise Price then in effect hereunder shall forthwith be changed pursuant to the provisions of this Section 9(d) to the Exercise Price which would have been in effect at the time of such expiration or termination had such unexercised or unconverted Common Stock Equivalent, to the extent outstanding immediately prior to such expiration or termination, never been issued.

(i)          If, at any time while this Warrant is outstanding, the Company directly or indirectly issues Common Stock Equivalents with an Effective Price or a number of underlying shares that floats or resets or otherwise varies or is subject to adjustment based (directly or indirectly) on market prices of the Common Stock or the terms of a Common Stock Equivalent are subsequently modified to effectively reduce the exercise price (a “Floating Price Security”), then for purposes of applying the preceding paragraph in connection with any subsequent exercise, the Effective Price will be determined separately on each Exercise Date and will be deemed to equal the lowest Effective Price at which any holder of such Floating Price Security is entitled to acquire Common Stock on such Exercise Date (regardless of whether any such holder actually acquires any shares on such date).

For purposes of this Section 9(d), in connection with any issuance of any Common Stock Equivalents, (A) the maximum number of shares of Common Stock potentially issuable at any time upon conversion, exercise or exchange of such Common Stock Equivalents (the “Deemed Number”) shall be deemed to be outstanding upon issuance of such Common Stock Equivalents, (B) the Effective Price applicable to such Common Stock shall equal the minimum dollar value of consideration payable to the Company to purchase such Common Stock Equivalents and to convert, exercise or exchange them into Common Stock (net of any rebates, discounts, fees, commissions and expenses, other than customary expenses), divided by the Deemed Number, and (C) no further adjustment shall be made to the Exercise Price upon the actual issuance of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalents.

The provisions of this Section 9(d) shall not operate to increase the Exercise Price or reduce the number of shares of Common Stock subject to purchase upon exercise of this Warrant and shall not cause the number of Warrant Shares issuable hereunder to be less than as provided in Section 9(f).

(ii)          The Company shall not issue any Common Stock Equivalents, other than Excluded Securities, at an Effective Price less than the Exercise Price (as adjusted hereunder to such date) unless prior to such issuance the Company shall have obtained all necessary shareholder and other approvals required for the Exercise Price under this Warrant to be reduced to such Effective Price, for sufficient Warrant Shares to be reserved for issuance upon exercise of this Warrant and by the listing rules of NASDAQ Capital Market or any other securities exchange on which the Common Stock is then listed.

(iii)          Notwithstanding the foregoing, no adjustment to the Exercise Price or the number of Warrant Shares will be made under this Section 9(d) in respect of any issuances of Qualified Equity Interests consisting of Common Stock or Common Stock Equivalents made pursuant to the definition of Excluded Securities.

(e)          Closing Price on March 31, 2022. If the Closing Price of the Common Stock on March 31, 2022 is equal to or less than the Exercise Price (as adjusted hereunder to such date), then the Exercise Price shall be reduced to a price equal to the arithmetic average of the VWAP of the Common Stock for each of the thirty (30) consecutive Trading Days immediately preceding March 31, 2021; provided, however, that the provisions of this Section 9(e) shall not operate to increase the Exercise Price or reduce the number of shares of Common Stock subject to purchase upon exercise of this Warrant and shall not cause the number of Warrant Shares issuable hereunder to be less than as provided in Section 9(f).

(f)          Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to Section 9(a), Section 9(b), Section 9(d) or Section 9(e) above, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment. In addition, in the event that (i) the Series B Preferred Stock is converted into Common Stock, the number of Warrant Shares will also be subject to increase (or, if this Warrant has been fully exercised and all Warrant Shares sold, a new Warrant shall be issued) to the extent of three percent (3%) of the number of shares of Common Stock issued upon conversion of the Series B Preferred Stock, (ii) the Series C Preferred Stock is converted into Common Stock, the number of Warrant Shares will also be subject to increase (or, if this Warrant has been fully exercised and all Warrant Shares sold, a new Warrant shall be issued) to the extent of three percent (3%) of the number of shares of Common Stock issued upon conversion of the Series C Preferred Stock and (iii) Common Stock is issued, during the term of the Credit Agreement, in connection with the provisions of Section 7.02(f)(v) of the Credit Agreement, the number of Warrant Shares will also be subject to increase (or, if this Warrant has been fully exercised and all Warrant Shares sold, a new Warrant shall be issued) to the extent of three percent (3%) of the number of shares of Common Stock issued under Section 7.02(f)(v) of the Credit Agreement. For the avoidance of doubt, no increase in the Warrant Shares or any new Warrant shall be issuable with respect to issuances of Excluded Securities.

(g)          Calculations. All calculations under this Section 9 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(h)          Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s transfer agent.

(i)          Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for a Fundamental Transaction, or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction, at least twenty (20) calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to exercise this Warrant prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

10.          Payment of Exercise Price. On each occasion that this Warrant shall be exercised, the Holder shall pay the Exercise Price in cash by wire transfer of immediately available funds, or satisfy its obligation to pay the Exercise Price through a “cashless exercise,” in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

X = Y [(A-B)/A]

where:

X = the number of Warrant Shares to be issued to the Holder.

Y = the number of Warrant Shares with respect to which this Warrant is being exercised.

A = the Current Market Price (as of the date of such calculation) of one share of Common Stock.

B = the Exercise Price (as adjusted to the date of such calculation).

For purposes of this Warrant, the “Current Market Price” of one share of the Company’s Common Stock as of a particular date shall be determined as follows: (a) if traded on a national securities exchange (including the Nasdaq Stock Market), the Current Market Price shall be deemed to be the arithmetic average of the VWAPs for the ten (10) consecutive Trading Days immediately preceding the applicable date; (b) if traded over-the-counter but not on the Nasdaq Stock Market, the Current Market Price shall be deemed to be the average of the closing bid and ask prices as of ten (10) Business Days immediately prior to the date of exercise indicated in the Notice of Exercise; and (c) if there is no active public market, the Current Market Price shall be the fair market value of a share of Common Stock as mutually determined by the Company and the Holder. If the Company and the Holder are unable to so agree upon the fair market value of a share of Common Stock, then the fair market value shall be determined by an appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be final and binding on the Company and the Holder, and the fees and expenses of such appraiser shall be paid by the Company; provided that, if such appraiser determines that the actual fair market value is (i) less than ten percent (10%) less than the fair market value as determined by the Company, and (ii) closer to the fair value as determined by the Company than to the fair value as determined by the Holder, then such fees and expenses shall be paid by the Holder. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

For purposes of Rule 144 (as in effect on the Issuance Date), it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the Issuance Date.

11.          Limitation on Exercise.

(a)          The Holder shall not have the right to effect the exercise of this Warrant, and, in the event of an error, any such exercise shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, the Holder together with the other Attribution Parties (as defined below) collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of this Warrant, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of this Warrant, in determining the number of outstanding shares of Common Stock the Holder may acquire upon the exercise of this Warrant without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding, which shall be provided by the Company upon the Holder’s written request. Any notice of exercise shall include the aggregate current beneficial ownership of the Holder, and any additional shares beneficially owned by any Attribution Parties, and an undertaking to provide the Company with any additional information that it reasonably requests to ensure that the Maximum Percentage is not exceeded.

(b)          For purposes of this Warrant “Attribution Parties” means, collectively, the following persons and entities: (i) any investment vehicle, including any funds, feeder funds or managed accounts, currently, or from time to time after the date hereof, directly or indirectly managed or advised by the Holder’s investment manager or any of its affiliates or principals, (ii) the Holder’s investment manager, (iii) any direct or indirect affiliates of the Holder or any of the foregoing, (iv) any person acting or who could be deemed to be acting as a group (as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d- 5 thereunder) together with the Holder or any of the foregoing and (v) any other persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the shares of Common Stock issuable pursuant to the terms of the Warrant hereunder in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act, and the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage to the extent that their holdings would be aggregated under applicable rules.

(c)          Upon delivery of a written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage as specified in such notice; provided that any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

12.          Fractional Shares. The Company shall not be required to issue or cause to be issued fractional Warrant Shares on the exercise of this Warrant. If any fraction of a Warrant Share would, except for the provisions of this Section, be issuable upon exercise of this Warrant, the number of Warrant Shares to be issued will be rounded up to the nearest whole share or right to purchase the nearest whole share, as the case may be.

13.          Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email or by hand, Federal Express or other reputable overnight courier to the address or email address specified in this Section prior to 6:30 p.m. (New York City time) on a Trading Day or (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via email or by hand, Federal Express or other reputable overnight courier to the address or email address specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day. The address and email address of a party for such notices or communications shall be as set forth in the Credit Agreement, unless changed by such party by two (2) Trading Days’ prior notice to the other party in accordance with this Section.

14.          Extension of Expiration Date. At the option of the Holder, the Expiration Date may be extended for the number of Trading Days during any period occurring after the earlier of (x) the date that the Registration Statement is first declared effective by the Commission and (y) the deadline by which the Registration Statement is required to be declared effective by the Commission pursuant to the Registration Rights Agreement, in which (i) trading in the Common Stock is suspended by any Trading Market, (ii) unless the Warrants Shares are then immediately salable without limitation, the Registration Statement is not effective, or (iii) the Prospectus included in the Registration Statement may not be used by the Holder for the resale of Registrable Securities thereunder.

15.          Listing of Warrant Shares. The Company shall use its reasonable best efforts to have Warrant Shares listed with the NASDAQ Capital Market upon notice of issuance or any other securities exchange on which the Common Stock of the Company is then listed at the time of issuance of the Warrant Shares. Upon any issuance of the Warrant Shares the Company shall give prompt notice of such issuance to the NASDAQ Capital Market or any other exchange on which the Common Stock of the Company is then listed at the time of the issuance of the Warrant Shares.

16.          Furnishing of Information. The Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. If the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Holder and make publicly available in accordance with paragraph (c) of Rule 144 such information as is required for the Holder to sell the Warrant under Rule 144. The Company further covenants that it will take such further action as reasonably required to satisfy the provisions of Rule 144 applicable to the issuer of securities relating to transactions for the sale of securities pursuant to Rule 144.

17.          Miscellaneous.

(a)          The Company will not, by amendment of its governing documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment. Subject to the restrictions on transfer set forth on the first page hereof and in Section 3, this Warrant may be assigned by the Holder; provided that in no event shall the registration rights be separately assigned from the purchase rights evidenced by this Warrant. This Warrant may not be assigned by the Company except with the prior written consent of the Holder. This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the preceding sentence and except as otherwise provide in Section 11, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant. This Warrant constitutes the entire agreement of the parties with respect to the subject matter hereof. This Warrant may be amended only in writing signed by the Company and the Holder and their successors and assigns. The restrictions set forth in Section 12 hereof may not be amended or waived.

(b)          The Company (i) will not increase the par value of any Warrant Shares above the amount payable therefor on such exercise and (ii) will take all such action as may be reasonably necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares on the exercise of this Warrant.

(c)          Governing Law; Venue; Waiver Of Jury Trial. all questions concerning the construction, validity, enforcement and interpretation of this warrant shall be governed by and construed and enforced in accordance with the laws of the state of new york (except for matters governed by corporate law in the state of Nevada). each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the city of new york, borough of manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. nothing contained herein shall be deemed to (i) limit in any way any right to serve process in any manner permitted by law or (ii) limit any provision of section 17(e). the company hereby waives all rights to a trial by jury.

(d)          The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(e)          In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

Balance of page intentionally left blank – signature page follows

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

Boxlight Corporation

By:
Name: Michael Pope
Title: Chief Executive Officer

FORM OF EXERCISE NOTICE

(To be executed by the Holder to exercise the right to purchase shares of Common Stock under the foregoing Warrant)

To: Boxlight Corporation

The undersigned is the Holder of Warrant No. 1 (the “Warrant”) issued by BOXLIGHT CORPORATION, a Nevada corporation (the “Company”). Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Warrant.

1.	The Warrant is currently exercisable to purchase a total of ______________ Warrant Shares.

2.	The undersigned Holder hereby exercises its right to purchase _________________ Warrant Shares pursuant to the Warrant.

3.	The Holder intends that payment of the Exercise Price shall be made as (check one):

____           “Cash Exercise” under Section 10

____           “Cashless Exercise” under Section 10

4.	If the Holder has elected a Cash Exercise, the Holder shall pay the sum of $____________ to the Company in accordance with the terms of the Warrant.

5.	Pursuant to this exercise, the Company shall deliver to the Holder _______________ Warrant Shares in accordance with the terms of the Warrant.

6.	Following this exercise, the Warrant shall be exercisable to purchase a total of ______________ Warrant Shares.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK,
SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has caused this Exercise Notice to be duly executed as of the date indicated below.

Dated:	,	Name of Holder:

(Print)

By:
Name:
Title:

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

FORM OF ASSIGNMENT

[To be completed and signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ________________________________ the right represented by the within Warrant to purchase ____________ shares of Common Stock of BOXLIGHT CORPORATION to which the within Warrant relates and appoints ________________ attorney to transfer said right on the books of BOXLIGHT CORPORATION with full power of substitution in the premises.

Dated:	,

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

Address of Transferee

In the presence of: